Exhibit 99.1

News Release

Contact:	Investors: Cameron Hopewell - Managing Director, Investor Relations - (615) 263-3024
Media: Steve Owen – Managing Director, Communications - (615) 263-3107

CCA APPOINTS STACIA A. HYLTON TO ITS BOARD OF DIRECTORS

NASHVILLE, Tenn. – August 11, 2016 – Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), America’s largest owner of partnership correctional, detention, and reentry facilities, announced today that Stacia A. Hylton has been appointed as an independent member of CCA’s Board of Directors, increasing CCA’s board membership to ten directors, including nine of whom are independent. Hylton will also assume membership on the Company’s Nominating and Governance Committee.

“We are pleased to announce the addition of Stacia Hylton to our Board of Directors,” said Damon Hininger, CCA’s President and Chief Executive Officer. “For nearly 35 years she served in various high-level executive roles within the federal government, most recently as Director of the U.S. Marshals Service, the nation’s oldest federal law enforcement agency and one of CCA’s largest customers. We believe her industry specific knowledge, coupled with her extensive experience building high performing organizations, will be a valuable asset to our Board as it oversees management’s initiatives for the long-term success of our organization.”

Hylton, age 56, retired in 2015 as Director of the U.S. Marshals Service (“USMS”), which with more than 5,600 employees, is responsible for judiciary security, fugitive operations, asset forfeitures, prisoner operations and transport and witness security. She was nominated for the leadership position of USMS by President Barack Obama and was confirmed by the United States Senate in 2010. Previously, she was President of Hylton, Kirk and Associates, a Virginia-based private consulting firm, and served under President Bush as the Attorney General’s Federal Detention Trustee in the United States Department of Justice. From 1980 to 2004, Hylton served in progressively senior leadership positions within USMS.

Hylton currently serves as a Director on the Board for SPOK.INC , a publicly traded communications solutions company, where she also serves on the Financial Audit Committee. Hylton is a Principle of LS Advisory, which is a New Jersey based business solutions advisory company and is a Fellow for the National Academy for Public Administration. Hylton has served on the Board of Directors of the National Center for Missing and Exploited Children and the National Law Enforcement Exploring. She has also served on the Executive Committee for the International Chiefs of Police and on the Accreditation and Policy Committees for the National Sheriffs Association.

Hylton holds a Bachelor of Science degree in criminal justice from Northeastern University.

10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

About CCA

CCA, a publicly traded real estate investment trust (REIT), is the nation’s largest owner of partnership correctional, detention, and residential reentry facilities and one of the largest prison operators in the United States. We own or control 74 correctional, detention and reentry facilities, with a design capacity of approximately 75,000 beds, and manage 11 additional facilities owned by our government partners with a total design capacity of approximately 14,000 beds, in 20 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing residential, community reentry and prisoner transportation services for governmental agencies. In addition to providing fundamental residential services, our facilities offer a variety of rehabilitation and educational programs, including basic education, faith-based services, life skills and employment training and substance abuse treatment. These services are intended to help reduce recidivism and to prepare offenders for their successful reentry into society upon their release.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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